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                                                                      Exhibit 11


                         SONAT INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE



                                                        Years Ended December 31,
                                            ----------------------------------------
                                              1996              1995            1994
                                              ----              ----            ----
                                                      (In Thousands Except
                                                       Per-Share Amounts)
       Primary Earnings Per Share (1)
       ------------------------------

Net Income                                  $201,189          $192,888        $141,407
                                            ========          ========        ========

Common Stock and Common Stock Equivalents:

  Weighted Average Number of Shares
     of Common Stock Outstanding              86,211            86,270          87,119
  Common Stock Equivalents Applicable
     to Outstanding Stock Options              1,353               832             951
                                            --------          --------         -------

  Weighted Average Number of Shares
     of Common Stock and Common Stock
     Equivalents Outstanding                  87,564            87,102          88,070
                                            ========          ========          ======


Primary Earnings Per Share                  $   2.30          $   2.21        $   1.61
                                            ========          ========        ========




(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown above do not agree with earnings per share shown on the Consolidated Statements of Income in
     Part II.